CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES AA CUMULATIVE REDEEMABLE PREFERRED STOCK OF
CALIBERCOS INC.

CALIBERCOS INC. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Third Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted resolutions (i) authorizing a series of the Company’s previously authorized preferred stock, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of eight hundred thousand (800,000) shares of “Series AA Cumulative Redeemable Preferred Stock” of the Company, as follows:

RESOLVED, that pursuant to the authority vested in the Board this Company, in accordance with the provisions of the Third Amended and Restated Certificate of Incorporation, a series of preferred stock, par value $0.001 per share, of the Company be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Amount. The series of preferred stock shall be designated as Series AA Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”), and the number of shares so designated shall be Eight Hundred Thousand (800,000).

Section 2. Stated Value.

(a) Each share of Series AA Preferred Stock shall have an initial stated value equal to $25.00 (the “Stated Value”).

(b) If at any time after the date that this Certificate of Designation was initially filed with the Delaware Secretary of State the Company effects (i) a stock dividend payable in shares of Series AA Preferred Stock, (ii) a subdivision of the outstanding Series AA Preferred Stock into a greater number of shares of Series AA Preferred Stock, or (iii) a combination of the outstanding shares of Series AA Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Series AA Preferred Stock, then, in any such case, the Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(c) Upon any adjustment of the Stated Value of the Series AA Preferred Stock, then and in each such case the Company shall give written notice thereof to the registered holders of shares of Series AA Preferred Stock (the “Holders”), which notice shall state the new Stated Value resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 3. Ranking. As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series AA Preferred Stock shall rank as follows: (a) senior to the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (the “Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”), and any other class of securities hereafter authorized that is specifically designated as junior to the Series AA Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company (the “Junior Securities”); and (b) pari passu with the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and any class or series of capital stock of the Company expressly designated as ranking on parity with the Series AA Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clause (a) (the “Parity Securities”).

Section 4. Dividends.

(a) Holders shall be entitled to receive for each share of Series AA Preferred Stock, and the Company shall pay in cash, subject to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and legally available funds therefor, preferential cumulative dividends at the per annum rate of 9.5% on the Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or if such date is not a business day, then the next following business day), when and as declared by the Board (the “Preferred Dividends”). Preferred Dividends on shares of Series AA Preferred Stock shall also be payable upon any redemption and upon the final distribution date relating to a Liquidation Event (as defined below). The Board will not authorize, pay or set apart for payment any dividend on the Series AA Preferred Stock at any time that: the terms and provisions of any of the Company’s agreements, including any agreement relating to the Company’s indebtedness, prohibits such authorization, payment or setting apart for payment; the terms and provisions of any of the Company’s agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or the law restricts or prohibits the authorization or payment.

(b) Preferred Dividends shall cease to accrue on shares of Series AA Preferred Stock on the day immediately prior to any redemption and on the final distribution date relating to a Liquidation Event.

(c) Regular dividends shall be payable to the Holders, in accordance with the DGCL, as of each regular record date that is the final business day of a calendar month that is also a day on which the Class A Common Stock trades or is eligible for trading on the primary market for such stock. Notwithstanding the foregoing, Holders as of a regular record date must have held their Series AA Preferred Stock for more than two business days (each of which must also have been a trading day on which the Common Stock traded or was eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on the next payment date. If the Class A Common Stock no longer trades or is eligible for trading on a trading market, then the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply.

(d) Preferred Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days) and shall begin to accrue on outstanding shares of Series AA Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. Preferred Dividends shall accrue whether or not the terms and provisions of any of the Company’s agreements relating to its indebtedness prohibit such authorization, payment or setting apart for payment, the Company has earnings, there are funds of the Company legally available for the payment of dividends at the time such Preferred Dividends become payable or at any other time or the dividends are authorized. Preferred Dividends shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries. In the event the monthly payment of Preferred Dividends is not made within thirty (30) days of the due date, Preferred Dividends will accrue from the due date of such monthly payment at the rate of eighteen percent (18%) until such default is cured.

(e) No dividend shall be declared on any Junior Securities or Parity Securities in respect of any period, nor shall any Junior Securities or Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such Junior Securities or Parity Securities), unless all accrued and unpaid Preferred Dividends through the most recent payment date have been or contemporaneously are declared and paid on all then-outstanding shares of the Series AA Preferred Stock; provided, however, that this restriction shall not apply to the repurchase by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, or (ii) shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designation for the Series A Preferred Stock, or terms superior to those contained within such Certificate of Designation from the Company’s perspective.

Section 5. Conversion of Series AA Preferred Stock.

(a) Optional Conversion. At the third anniversary of the issuance date of a share of Series AA Preferred Stock, a holder may elect, with the prior written consent of the Company, which consent may be unreasonably withheld, to convert all or any portion of such then outstanding shares of Series AA Preferred Stock held by it into that number of shares of Class A Common Stock determined by dividing the then Stated Value of such shares by the closing price of Class A Common Stock as quoted on the Nasdaq Capital Market (the “NCM”) on the day prior to such date but in no event less than the closing price of Class A Common Stock as quoted on the NCM on the day prior to the initial issuance date of the Series AA Preferred Stock.

(b) Adjustment to the Conversion Price. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section (5)(b). The “Conversion Price” means the Stated Value.

i. Stock Dividends and Stock Splits. If the Company, at any time after the Issuance Date: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Class A Common Stock or any other equity or equity equivalent securities payable in shares of Class A Common Stock (which, for avoidance of doubt, shall not include any Conversion Shares issued by the Company upon conversion of Series AA Preferred Stock), (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Class A Common Stock any shares of capital stock of the Company, then in each case the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Class A Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately after such event, and the number of shares issuable upon the conversion of the Series AA Preferred Stock shall be proportionately adjusted such that the aggregate Initial Conversion Price of the Series AA Preferred Stock shall remain unchanged. Any adjustment made pursuant to this Section (5)(b)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date of the applicable event in the case of a subdivision, combination or re‑classification.

ii.Subsequent Rights Offerings. In addition to any adjustments pursuant to Section (5)(b)(i) above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Class A Common Stock (the “Purchase Rights”), then the holders of Series AA Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which each such holder could have acquired if such holder had held the number of shares of Class A Common Stock acquirable upon complete conversion of such holder’s Series AA Preferred Stock (without regard to any limitations on exercise thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

iii.Notices.

(A) Whenever the Initial Conversion Price is adjusted pursuant to any provision of this Section (5)(b), the Company shall promptly deliver to each holder of Preferred Stock by email a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(B) If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the Company shall authorize the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Class A Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Class A Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series AA Preferred Stock, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Company, at least ten (10) Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Class A Common Stock of record shall be entitled to exchange their shares of the Class A Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of the Series AA Preferred Stock (or any part hereof) during the 10-Trading Day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(c) Mechanics of Conversion.

i.Delivery of Conversion Shares Upon Conversion. The date on which a conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the conversion notice, attached hereto as Exhibit I (the “Conversion Notice”), completed and executed, is sent via email to, and received during regular business hours prior to 5:00 pm Eastern Time by, the Company, provided, that the original certificate(s) (if any) representing the Series AA Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company by the Share Delivery Date (as defined below). Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder (A) the number of Conversion Shares being acquired upon the conversion of the Series AA Preferred Stock, and (B) a bank check in the amount of declared and unpaid dividends, if any. The Company shall deliver the Conversion Shares electronically through The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the Holder or (B) the Conversion Shares are eligible for resale by the holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by either delivery of a book-entry statement or physical delivery of a certificate, registered in the Company’s share register in the name of the holder or its designee.

ii.Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series AA Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder.

iii.Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series AA Preferred Stock as herein provided, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Subscription Agreement) be issuable (taking into account the adjustments and restrictions as provided for herein) upon the conversion of the then outstanding Series AA Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series AA Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Initial Conversion Price or round up to the next whole share.

v.Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series AA Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holders of such Series AA Preferred Stock and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Series AA Preferred Stock held by a Holder, and such Holder shall not have the right to convert any of the Series AA Preferred Stock held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series AA Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series AA Preferred Stock beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Series AA Preferred Stock and the Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(e). For purposes of this Section 3(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series AA Preferred Stock without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 3(e), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Series AA Preferred Stock, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a

Holder upon conversion of such Series AA Preferred Stock results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series AA Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Series AA Preferred Stock. “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Issuance Date, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

Section 6. Liquidation Preference.

(a) In the event of (i) the sale, conveyance, exchange or other disposition of all or substantially all of the assets of the Company, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization with any other entity in which the Company’s stockholders prior to any such transaction own less than a majority of the voting securities of the surviving entity (a “Change-in-Control Transaction”), or (iii) the winding up or dissolution of the Company, whether voluntary or involuntary (each such event described in clause (i), (ii) and (iii), a “Liquidation Event”), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Company in the manner required by the DGCL (the “Net Assets Available for Distribution”). Subject to the provisions of Section 6(d) below, each Holder shall be entitled to be paid out of the Net Assets Available for Distribution, before any payment or distribution is made to the holders of any Junior Securities, and on a pari passu basis with holders of any Parity Securities (if the Liquidation Event triggers a payment obligation on such classes), for each then-outstanding share of Series AA Preferred Stock held by such Holder, an amount equal to the Stated Value, as adjusted, plus all accrued and unpaid Preferred Dividends thereon (the “Liquidation Amount”). Notwithstanding the foregoing, a transaction shall not constitute a Liquidation Event if the Board shall have approved such transaction and the sole purpose of the transaction is to change the jurisdiction in which the Company is incorporated or create a holding company with substantially similar series and classes of capital shares, each having substantially the same terms as those that existed immediately prior to the transaction and owned in the same proportions by the persons or entities who held the Company’s securities immediately prior to such transaction. The Holders of a majority of the then issued and outstanding shares of Series AA Preferred Stock (the “Requisite Holders”) may vote to determine whether a transaction which otherwise constitutes a Liquidation Event shall be deemed not to be a Liquidation Event for purposes of this Section 6(a).

(b) If the amount of the Net Assets Available for Distribution is insufficient to pay the full Liquidation Amount, then such Net Assets Available for Distribution shall be distributed ratably to the Holders in proportion to the respective amounts to which such Holders would otherwise be entitled.

(c) If any distribution contemplated in this Section 6 is payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board.

(d) In connection with the occurrence of a Change-in-Control Transaction, the Requisite Holders may vote to receive, in lieu of cash in an amount per share equal to the Liquidation Amount, securities of the successor or purchasing corporation having the same or substantially identical rights, preferences and privileges as the Series AA Preferred Stock held immediately prior to such Change-in-Control Transaction.

Section 7. Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Holders shall have no voting rights.

Section 8. Certain Notices. The Company will provide the Holders with prior written notice of any meeting of the stockholders of the Company and written notice of any action taken by the stockholders of the Company without a meeting. The Company will also provide the Holders with at least 20 days’ written notice prior to the consummation of any transaction described in Section 6(a), clauses (i) or (ii), constituting a Liquidation Event.

Section 9. Protective Provisions. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of Requisite Holders, voting together as a single class, given in writing or by a vote at a meeting, shall be required for the Company to:

(a) amend or waive any provision of this Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series AA Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series AA Preferred Stock designated for issuance hereunder);
(b) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation of the Company that are superior to the Series AA Preferred Stock; or
(c) amend the articles of incorporation of the Company in a manner that adversely and materially affects the rights of the Series AA Preferred Stock.

Section 10. Redemption and Repurchase.

(a) Redemption Request by a Holder.

(i) Once per calendar quarter, a Holder may request that the Company redeem that holder’s Series AA Preferred Stock. The Board may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of the Company to effectuate cash redemptions at a given time because the Company does not have sufficient cash, including because the Board believes that cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding shares of Series AA Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis.

(ii) Upon receipt of a written notice from a Holder requesting that the Company redeem such Holder’s share(s) (the “Holder Redemption Notice”), the Company may choose to (but shall not be obligated to) redeem the applicable Series AA Preferred Stock at a price per share equal to the Stated Value plus an amount equal to all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the redemption date (the “Redemption Price”), subject, however, to the applicable redemption fee specified below:

(A) if the Holder Redemption Notice is given prior to or on the first (1st) anniversary of the issuance of such Series AA Preferred Stock to such Holder, then a 10% redemption fee shall apply;

(B) if the Holder Redemption Notice is given after the first (1st) anniversary of the issuance of such Series AA Preferred Stock to such Holder and prior to or on the second (2nd) anniversary of the issuance of such Series AA Preferred Stock to such Holder, then an 8% redemption fee shall apply; and

(C) if the Holder Redemption Notice is given after the second (2nd) anniversary of the issuance of such Series AA Preferred Stock to such Holder and prior to or on the third (3rd) anniversary of the issuance of such Series AA Preferred Stock to such Holder, then a 6% redemption fee shall apply.

(iii) Within thirty (30) days after the Company’s receipt of the Holder Redemption Notice, the Company shall provide written notice to such requesting Holder specifying whether all or a portion of the Series AA Preferred Stock sought to be redeemed pursuant to the Holder Redemption Notice will be repurchased by the Company (which the Company shall determine in its discretion) (the “Company Redemption Response”). If all or any portion of such Series AA Preferred Stock is to be repurchased by the Company, then the Company Redemption Response shall specify the date on which such repurchase and redemption shall occur (the “Redemption Date”), which date shall be no more than sixty (60) days after the giving of the Holder Redemption Notice, and the Company Redemption Response shall include the stock power, if required, described in paragraph (iv) below.

(iv) On any Redemption Date and in accordance with this Section 10(a), the Company will, to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under the Company’s Third Amended and Restated Certificate of Incorporation (including all related certificates of designation), and any borrowing agreements to which it or its subsidiaries are bound (the “Borrowing Agreements”), in connection with the delivery by such Holder of the applicable items described in paragraph (v) below, redeem the shares specified in the Company Redemption Response by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the Holder, an amount per share equal to the applicable Redemption Price.

(v) On or before a Redemption Date, the applicable Holder shall deliver to the Company a stock power duly executed (in the form provided by the Company together with the Company Redemption Response).

(vi) From and after the Redemption Date, (A) the shares identified in the Company Redemption Response shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder of the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price (which right shall be contingent upon the Holder delivering the stock power required under paragraph (v) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (v) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(vii) If, on any Redemption Date, the Company (A) is unable, by virtue of applicable law or provisions in its articles of incorporation (including all related certificates of designation), to redeem shares of Series AA Preferred Stock, or (B) cannot redeem shares of Series AA Preferred Stock without constituting a default under any Borrowing Agreements, then such redemption obligation shall be discharged promptly after the Company becomes able to discharge such redemption obligation under applicable law and without causing or constituting a default under Borrowing Agreements, with all such deferred redemption obligations being satisfied based on the order in which any Holder Redemption Notices shall have been received by the Company (i.e., first come, first served).

(b) Redemption at the Option of the Company.

(i) The Company shall have the right (but not the obligation) to redeem shares of Series AA Preferred Stock at a price per share equal to Redemption Price. To exercise this redemption right, the Company shall deliver written notice to each Holder that all or part of the Series AA Preferred Stock will be redeemed (the “Company Redemption Notice”) on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Company Redemption Notice (such date, the “Company Redemption Date”); provided, however, that if the Company elects to redeem less than all of the Series AA Preferred Stock, it shall do so ratably among all Holders.

(ii) On the Company Redemption Date and in accordance with this Section 10(b), the Company will, at its option (to the extent it may then lawfully do so under the DGCL, and for so long as (A) a redemption is permitted under the Company’s Third Amended and Restated Certificate of Incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any Borrowing Agreements), redeem the shares specified in the Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the Redemption Price.

(iii) On or before the Company Redemption Date, each Holder whose shares are being redeemed under this Section 10(b) shall deliver to the Company a stock power, duly executed (in the form provided by the Company together with the Company Redemption Notice).

(iv) From and after the Company Redemption Date, (A) the shares identified in the Company Redemption Notice shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of Holders with respect to the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price with respect to such shares (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iii) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iii) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(c) Repurchase in the Event of Death, Disability or Bankruptcy.

(i) Subject to the terms of this Section 10(c), within sixty (60) days of the death, Total Permanent Disability or Bankruptcy (as each such term is defined in paragraph (iv) below) of a Holder or Beneficial Holder (as defined below) (a “Holder Repurchase Event”), the estate of such Holder or Beneficial Holder (in the event of death) or such Holder or Beneficial Holder or his or her legal representative (in the event of Total Permanent Disability or Bankruptcy) may request that the Company repurchase, in whole but not in part, without penalty, the Series AA Preferred Stock held by such Holder (including Series AA Preferred Stock of the Holder held in his or her individual retirement accounts) or Beneficial Holder by delivering to the Company a written request for repurchase (a “Repurchase Request”). Any such Repurchase Request shall identify the applicable Holder Repurchase Event. If Series AA Preferred Stock is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (A) the surviving Holder (or Beneficial Holder) upon the occurrence of a Holder Repurchase Event arising by virtue of a death, or (B) the disabled or bankrupt Holder or Beneficial Holder (or his or her legal representative) upon the occurrence of a Holder Repurchase Event arising by virtue of a Total Permanent Disability or Bankruptcy. If Series AA Preferred Stock is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), then none of such co-Holders shall have the right to make a Repurchase Request unless a Holder Repurchase Event has occurred for each such co-Holder. A Holder that is not an individual natural person does not have the right to make a Repurchase Request.

(ii) Upon receipt of a Repurchase Request, the Company shall designate a date for the repurchase of Series AA Preferred Stock (the “Repurchase Date”), which date shall not be later than the sixtieth (60th) day after the Company is provided with facts or certifications establishing, to the reasonable satisfaction of the Company, the occurrence of the Holder Repurchase Event. On the Repurchase Date, the Company shall, to the extent that it may then lawfully do so under the DGCL and such payment is further permitted under its Third Amended and Restated Certificate of Incorporation (including related certificates of designation) and any Borrowing Agreements, pay the Holder or Beneficial Holder, or the estate of the Holder or Beneficial Holder, an amount per share equal to the Stated Value plus all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the Repurchase Date (the “Repurchase Price”).

(iii) From and after the Repurchase Date, (A) the shares being repurchased pursuant to the Repurchase Request shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder with respect to the shares being repurchased shall cease and terminate, excepting only the right to receive the Repurchase Price with respect to such shares (which right shall be contingent upon the Holder delivering a stock power relating to the shares to be repurchased); provided, however, that if as of the close of business on the Repurchase Date the Company has not paid the Repurchase Price (other than any case in which the Repurchase Price has not been paid due to a failure by the Holder to deliver a required stock power), then the shares to be repurchased shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(iv) For purposes of this Section 10(c):

(A) “Bankruptcy” means, with respect to a Beneficial Holder or Holder who is an individual natural person, the (1) commencement of a voluntary bankruptcy case by that Beneficial Holder or Holder; (2) consent to the entry of an order for relief against such Beneficial Holder or Holder in an involuntary bankruptcy case; or (3) consent to the appointment of a custodian of such Beneficial Holder or Holder or for all or substantially all of such person’s property;

(B) “Beneficial Holder” means an individual natural person that holds a beneficial interest in Series AA Preferred Stock through a custodian or nominee, including a broker-dealer; and

(C) “Total Permanent Disability” means, with respect to a Beneficial Holder or Holder who is an individual natural person, a determination by a physician approved by the Company that such person, who was gainfully employed and working at least forty (40) hours per week as of the date on which Series AA Preferred Stock was purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months.

(d) Mandatory Redemption by the Company.

(i) Each outstanding share of Series AA Preferred Stock shall be redeemed by the Company at a price per share equal to Redemption Price on the third (3rd) anniversary of the date that such share of Series AA Preferred Stock was originally issued (each such date, a “Mandatory Redemption Date”). The Company shall deliver written notice to each Holder who holds shares of Series AA Preferred Stock that will be redeemed on an upcoming Mandatory Redemption Date (such shares of Series AA Preferred Stock being redeemed on the next Mandatory Redemption Date being the “Scheduled Redemption Shares”) within sixty (60) days of such Mandatory Redemption Date indicating that all of the Scheduled Redemption Shares held by such holder will be redeemed (a “Company Mandatory Redemption Notice”) on the next Mandatory Redemption Date.

(ii) On a Mandatory Redemption Date and in accordance with this Section 10(d), the Company will (to the extent it may then lawfully do so under the DGCL, and for so long as (A) a redemption is permitted under the Company’s Third Amended and Restated Certificate of Incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any

Borrowing Agreements), redeem all of the then outstanding Scheduled Redemption Shares by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the Redemption Price.

(iii) On or before a Mandatory Redemption Date, each Holder whose Scheduled Redemption Shares are being redeemed shall deliver to the Company a stock power, duly executed (in the form provided by the Company together with the Mandatory Redemption Notice).

(iv) From and after a Mandatory Redemption Date, (A) all Scheduled Redemption Shares shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends on such Scheduled Redemption Shares shall cease to accrue, and (C) all rights of Holders with respect to the Scheduled Redemption Shares shall cease and terminate, excepting only the right to receive the Redemption Price with respect to the Scheduled Redemption Shares (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iii) above); provided, however, that if as of the close of business on a Mandatory Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iii) above), then the Scheduled Redemption Shares shall remain issued and outstanding, and all rights of such Holder with respect to the Scheduled Redemption Shares shall continue.

Section 11. No Sinking Fund. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series AA Preferred Stock.

Section 12. Loss, Theft or Destruction. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of certificates, if any, representing shares of Series AA Preferred Stock, and receipt of indemnity or security reasonably satisfactory to the Company (or in the case of mutilation, upon surrender and cancellation of the mutilated certificate), the Company shall cause to be made, issued and delivered, in lieu of such lost, stolen, destroyed or mutilated certificate, a new certificate of like tenor.

Section 13. Holder of Record Deemed Absolute Owner. The Company may deem the Holder in whose name shares of Series AA Preferred Stock is registered upon the books and records of the Company to be, and may treat such Holder as, the absolute owner of the Series AA Preferred Stock for the purpose of paying Preferred Dividends, paying the Redemption Price, paying the Repurchase Price, and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability of the Company in respect of the Series AA Preferred Stock to the extent of the sum or sums so paid.

Section 14. Notices. Unless otherwise provided herein, all notices or other communications or deliveries to be provided shall be given in writing and delivered in person, by overnight courier, by first-class mail (registered or certified, return-receipt requested), by facsimile or by email, in each case to the other’s address as provided below:

If to the Company:	CaliberCos, Inc. 8901 E. Mountain View Rd. Ste 150 Scottsdale, Arizona 85258 Attention: Jade Leung, Chief Financial Officer email: Jade.Leung@caliberco.com

If to a Holder:	such Holder’s address as shown on the books and records of the Company or a more recent address that such Holder may have provided in writing to the Company.
If given in person, notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall, as applicable, be (a) the date of the written receipt if delivered via overnight courier, (b) three days after the date on which the notice is mailed by first-class mail (registered or return-receipt requested), (c) the date on which the notice is transmitted by confirmed facsimile, or (d) the day after the notice is sent electronically to the email address on record (without receipt of any failure notice).

Section 15. Reacquired Shares. If any Series AA Preferred Stock is exchanged, redeemed, purchased or otherwise acquired by the Company in any manner, then those shares shall be cancelled, and upon such cancellation shall be returned to the pool of authorized but undesignated and unissued shares of preferred stock of the Company, and thereafter may be reissued as part of a new series of preferred stock of the Company to be created by resolution of the Board as permitted by the DGCL and the Company’s Third Amended and Restated Certificate of Incorporation.

Section 16. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series AA Cumulative Redeemable Preferred Stock of CALIBERCOS INC. to be signed by its Chief Executive Officer on this 5th day of March, 2025.

CALIBERCOS INC.

By: /s/ John C. Loeffler, II
Name: John C. Loeffler, II
Title: Chief Executive Officer

EXHIBIT I

CALIBERCOS INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series AA Cumulative Redeemable Preferred Stock of CALIBERCOS INC. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series AA Cumulative Redeemable Preferred Stock, with a stated value of $25 per share (the “Preferred Shares”), of CALIBERCOS INC., a Delaware corporation (the “Company”), indicated below into shares of Class A common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:_________________________________________________________________
Aggregate number of Preferred Shares to be converted _______________________________________________________
Aggregate Stated Value of such Preferred Shares to be converted: ______________________________________________________
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: _____________________________________________________
Please confirm the following information:
Initial Conversion Price: ______________________________________________________________
Number of shares of Common Stock to be issued: __________________________________________

 ☐          If this Conversion Notice is being delivered with respect to an Triggering Event Conversion, check here if Holder is electing to use the following Alternate Conversion Price:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

  Issue to: _______________________________________________________

________________________________________________________

________________________________________________________

☐         Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date:                                     ,

Name of Registered Holder

By:
Name:
Title:

Tax ID:_______________________________
E-mail Address:

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the applicable Holder either (i) pursuant to Rule 144 (subject to such Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs ______________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                                , 20            from the Company and acknowledged and agreed to by                                                 .

CALIBERCOS INC.

By:
Name:
Title: